Exhibit 99.1

GTSI to Provide Revised and Improved Financial Results for the Second and Third Quarter

CHANTILLY, VA. – November 10, 2005 – GTSI® Corp. (Nasdaq: GTSI), a leading government technology solutions aggregator, today announced that based upon a recent review of its third quarter financial statements, the Company determined it had inadvertently expensed rather than amortized costs related to its employee retention programs in the second quarter of 2005.  Consequently, the Company will be restating its financial statements for the second quarter of 2005, primarily as a result of reduced expenses for that period.  The expense of approximately $1 million that was initially recorded in the second quarter should have been amortized over the 12-month future service period required for the retention program.  As a result, the Company’s second quarter net income was understated by approximately $600,000 as initially stated in its Form 10-Q for the second quarter.

In addition, the Company has determined that third quarter expenses reported in its October 28, 2005 press release were overstated by approximately $600,000 due to a similar one time recognition of the employee retention expense instead of a required 12-month amortization resulting in reduced expenses for the third quarter of 2005.  Given these recent developments, the Company is filing a Form 12b-25 (Notification of Late Filing) with the Securities and Exchange Commission with respect to its Form 10-Q report for the quarter ended September 30, 2005, which the Company expects to file on November 14, 2005.  The Company expects to file a related amendment to its Form 10-Q for the quarter ended June 30, 2005.

About GTSI Corp.

GTSI Corp. is the leading information technology product and solutions aggregator, combining best of breed products and services to produce solutions that meet government’s evolving needs. For more than two decades, GTSI has focused exclusively on Federal, State, and Local government customers worldwide, offering a broad range of products and services, an extensive contract portfolio, flexible financing options, global integration and worldwide distribution. GTSI’s unique Technology Practices consisting of certified experts, deliver solutions to support government’s critical transformation efforts.  Additionally, GTSI focuses on systems integrators on behalf of government programs. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at www.GTSI.com/About.

Except for historical information, all of the statements, expectations, beliefs, and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management — including, but not limited to, those relating to revenue, margins, operating results, and net income, and the effect of new contracts as well as new vendor relationships — may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements.  In addition to the above factors, other risk factors that could cause actual results to differ materially are those listed in the Company’s most recent report on Form 10–K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries.  All trade names are the property of their respective owners.

GTSI Contact:
Paul Liberty
Area Vice President, Corporate Affairs & Investor Relations
703.502.2540
paul.liberty@gtsi.com

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